EXHIBIT 4.23

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  VIATEL, INC.

     VIATEL, INC., a Delaware corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

     FIRST: By unanimous written consent, the Board of Directors of the Corporation duly adopted a resolution recommending that the Corporation's Amended and Restated Certificate of Incorporation be further amended to increase the total number of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), from One Hundred Fifty Million (150,000,000) shares to Three Hundred Million (300,000,000) shares, and that the total authorized capital stock of the Corporation be increased from One Hundred Fifty-Two Million (152,000,000) to Three Hundred and Two Million (302,000,000) (the "Amendment").

     SECOND: At the 2000 Annual Meeting of the Stockholders of the Corporation held on September 13, 2000, which meeting was duly called and held upon notice in accordance with Section 222 of the DGCL, the necessary number of shares of the Corporation's Common Stock were voted in favor of the Amendment.

     THIRD:  The Amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

     FOURTH: The first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

     "The total authorized capital stock of the Corporation shall be Three Hundred and Two Million (302,000,000) shares consisting of Three Hundred Million (300,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Two Million (2,000,000) shares of preferred stock, par value $.01 per share."

     IN WITNESS WHEREOF, VIATEL, INC. has caused this Certificate to be signed by its duly authorized officer this 18th day of September, 2000.




                                                     /S/ JAMES P. PRENETTA, JR.
                                                     ---------------------------
                                                     James P. Prenetta, Jr.
                                                     Senior Vice President and
                                                       General Counsel